                                                                    Exhibit 99.3

Amendment to 2000 Stock Option Plan

Paragraph 4 of the FalconStor  Software,  Inc. 2000 Stock Option Plan shall read in its entirety as follows:

            4. Stock Reserved for the Plan. Subject to adjustment as provided in
Section 7 hereof,  a total of 10,662,296  shares of the Company's  Common Stock,
$.001 par value per share  (the  "Stock"),  shall be  subject  to the Plan.  The shares  of Stock  subject  to the Plan  shall  consist  of  unissued  shares  or previously issued shares held by any Subsidiary or Affiliate of the Company, and such amount of shares of Stock shall be and is hereby reserved for such purpose.
Any of such  shares of Stock that may remain  unsold and that are not subject to outstanding  Options at the  termination  of the Plan shall cease to be reserved for the  purposes  of the Plan,  but until  termination  of the Plan the Company shall at all times  reserve a  sufficient  number of shares of Stock to meet the requirements  of the Plan.  Should any Option expire or be canceled prior to its exercise  in full or should the number of shares of Stock to be  delivered  upon the exercise in full of an Option be reduced for any reason, the shares of Stock thereforeto  subject to such Options may be subject to future  Options under the
Plan.